Exhibit (m)(14)

STONE RIDGE TRUST

DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

July 17, 2024

WHEREAS, each series listed on Schedule A hereto (each, a “Fund”), as may be amended from time to time, of Stone Ridge Trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), offers for public sale shares of beneficial interest (“Shares”);

WHEREAS, each Fund desires to adopt a plan pursuant to Rule 12b-1 under the 1940 Act, and the Board of Trustees of the Trust (the “Board,” and each member thereof, a “Trustee”) has determined that there is a reasonable likelihood that adoption of said plan will benefit each Fund and its shareholders; and

WHEREAS, the Trust has entered into a Distribution Agreement pursuant to which each Fund pays a fee for distribution and services provided by its distributor thereunder;

NOW, THEREFORE, each Fund hereby adopts this Distribution Plan Pursuant to Rule 12b-1 (the “Plan”) in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

1.  A.  Each Fund shall pay distribution and/or service fees at the annual rate of up to 0.25% of the average daily net assets of the Fund and such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

B.  The distribution and service fees payable hereunder are payable without regard to the aggregate amount that may be paid over the years, provided that, so long as the limitations set forth in Rule 2341 (“Rule 2341”) of the Financial Industry Regulatory Authority (“FINRA”) Rulebook, or any successor rule, remain in effect as to a Fund and apply to recipients of payments made under this Plan, the amounts paid hereunder shall not exceed those limitations, including permissible interest. Amounts expended in support of the activities described in Paragraph 2.B. of this Plan may be excluded in determining whether expenditures under the Plan exceed the appropriate percentage of new gross assets specified in Rule 2341. Solely for purposes of Rule 2341 calculations, amounts expended in support of the activities described in Paragraph 2.B. of this Plan will be deemed not to exceed 0.25% of a Fund’s net assets.

2.  A.  The fees authorized by Paragraph 1.A. of this Plan may be paid to a Fund’s distributor pursuant to an appropriate distribution agreement, or to any other third party provider, in payment for any distribution-related activities or expenses, including, but not limited to, (i) compensation to selling firms and others (including affiliates of Stone Ridge Asset Management LLC (the “Adviser”) or the distributor) that engage in or support distribution efforts on behalf of a Fund; and (ii) marketing, promotional and overhead expenses incurred in connection with the Fund distribution. Service fees may be used to compensate selling firms and others for providing personal and account maintenance services to shareholders.

B.  The distributor or other third-party provider may pay for the administration and shareholder servicing of shareholder accounts, including, but not limited to, responding to inquiries from shareholders or their representatives requesting information regarding a Fund and its Shares.

C.  To the extent that amounts paid hereunder are not used specifically to (a) reimburse a Fund’s distributor for distribution-related costs or expenses or (b) compensate a provider of distribution-related services, a Fund’s distributor may treat such amounts as compensation to it for distribution-related services.

3.  Amounts paid by a Fund will not be used to pay the expenses incurred with respect to any other Fund. Expenses relating to services provided to or benefiting more than one Fund shall be divided or allocated between or among the relevant Funds on a fair and equitable basis.

4.  Each Fund pays and will continue to pay a management fee to the Adviser pursuant to an investment management agreement between the Adviser and the Trust on behalf of each Fund. It is recognized that the Adviser may use its management fee revenue, as well as its past profits or its other resources from any other source, to make payments with respect to any expenses incurred in connection with the distribution of Shares of a Fund, including the activities referred to in Paragraph 2 above. To the extent that the indirect payment of management or other fees by a Fund to the Adviser should be deemed to be indirect financing of any activity primarily intended to result in the sale of Shares within the meaning of Rule 12b-1, then such payment shall be deemed to be authorized by this Plan.

5.  This Plan shall take effect with respect to any Fund as promptly as reasonably practicable following the approval of the Plan by such Fund’s initial shareholder, and shall continue in effect with respect to such Fund for successive periods of one year from its execution for so long as such continuance is specifically approved at least annually together with any related agreements, by votes of a majority of both (a) the Board and (b) those Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, cast in person at a meeting or meetings duly called for the purpose of voting on this Plan and such related agreements; and only if the Trustees who approve the implementation or continuation of the Plan have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

6.  Notwithstanding any other provision herein, no Fund may compensate a broker-dealer for any sale of a Fund’s Shares by directing to the broker-dealer (a) portfolio transactions, or (b) commissions, mark-ups, mark-downs or other fees received from execution effected through any other broker-dealer.

7.  Any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to this Plan or any related agreement shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

8.  This Plan may be terminated with respect to one or more Funds without penalty at any time by the vote of a majority of the Board, including a majority of the Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, or by a vote of a majority of the outstanding Shares of each applicable Fund. The distributor or any other third-party provider may terminate the Plan with respect to one or more Funds without penalty upon 60 days’ written notice to the applicable Fund(s).

9.  This Plan may not be amended to increase materially the amount of fees to be paid by a Fund hereunder unless such amendment is approved by a vote of a majority of the outstanding securities (as defined in the 1940 Act) of such Fund, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided in Paragraph 5 hereof for annual approval; provided, however, Schedule A listing the series of the Trust to which this Plan applies may be amended from time to time to add or delete one or more series, by the execution by the Trust of an amended Schedule A.

10.  While this Plan is in effect, the selection and nomination of Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, shall be committed to the discretion of Trustees who are themselves not interested persons.

11.  The Trust shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of expiration of the Plan or agreement, as the case may be, the first two years in an easily accessible place and shall preserve copies of each report made pursuant to Paragraph 7 hereof for a period of not less than six years from the date of such report, the first two years in an easily accessible place.

12.  If any paragraph of this Plan is held invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

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IN WITNESS WHEREOF, each Fund has executed this Distribution Plan Pursuant to Rule 12b-1 as of the day and year set forth above.

STONE RIDGE TRUST, on behalf of each Fund

By:	/s/ Lauren D. Macioce
Name:	Lauren D. Macioce
Title:	Secretary

AMENDED and RESTATED SCHEDULE A

to the Distribution Plan Pursuant to Rule 12b-1 applicable to the series of Stone Ridge Trust listed herein

Dated July 17, 2024, as amended and restated January 1, 2025

Fund Name	Date added to Schedule A
Stone Ridge 2048 Longevity Income ETF	July 17, 2024
Stone Ridge 2049 Longevity Income ETF	July 17, 2024
Stone Ridge 2050 Longevity Income ETF	July 17, 2024
Stone Ridge 2051 Longevity Income ETF	July 17, 2024
Stone Ridge 2052 Longevity Income ETF	July 17, 2024
Stone Ridge 2053 Longevity Income ETF	July 17, 2024
Stone Ridge 2054 Longevity Income ETF	July 17, 2024
Stone Ridge 2055 Longevity Income ETF	July 17, 2024
Stone Ridge 2056 Longevity Income ETF	July 17, 2024
Stone Ridge 2057 Longevity Income ETF	July 17, 2024
Stone Ridge 2058 Longevity Income ETF	July 17, 2024
Stone Ridge 2059 Longevity Income ETF	July 17, 2024
Stone Ridge 2060 Longevity Income ETF	July 17, 2024
Stone Ridge 2061 Longevity Income ETF	July 17, 2024
Stone Ridge 2062 Longevity Income ETF	July 17, 2024
Stone Ridge 2063 Longevity Income ETF	July 17, 2024
Stone Ridge 2064 Longevity Income ETF	January 1, 2025
Stone Ridge 2065 Longevity Income ETF	January 1, 2025
Stone Ridge 2048 Inflation-Protected Longevity Income ETF	July 17, 2024
Stone Ridge 2049 Inflation-Protected Longevity Income ETF	July 17, 2024
Stone Ridge 2050 Inflation-Protected Longevity Income ETF	July 17, 2024
Stone Ridge 2051 Inflation-Protected Longevity Income ETF	July 17, 2024
Stone Ridge 2052 Inflation-Protected Longevity Income ETF	July 17, 2024
Stone Ridge 2053 Inflation-Protected Longevity Income ETF	July 17, 2024
Stone Ridge 2054 Inflation-Protected Longevity Income ETF	July 17, 2024
Stone Ridge 2055 Inflation-Protected Longevity Income ETF	July 17, 2024
Stone Ridge 2056 Inflation-Protected Longevity Income ETF	July 17, 2024
Stone Ridge 2057 Inflation-Protected Longevity Income ETF	July 17, 2024
Stone Ridge 2058 Inflation-Protected Longevity Income ETF	July 17, 2024
Stone Ridge 2059 Inflation-Protected Longevity Income ETF	July 17, 2024
Stone Ridge 2060 Inflation-Protected Longevity Income ETF	July 17, 2024

Stone Ridge 2061 Inflation-Protected Longevity Income ETF	July 17, 2024
Stone Ridge 2062 Inflation-Protected Longevity Income ETF	July 17, 2024
Stone Ridge 2063 Inflation-Protected Longevity Income ETF	July 17, 2024
Stone Ridge 2064 Inflation-Protected Longevity Income ETF	January 1, 2025
Stone Ridge 2065 Inflation-Protected Longevity Income ETF	January 1, 2025
Stone Ridge Durable Income ETF	December 13, 2024
Stone Ridge 2035 Term Income ETF	January 1, 2025
Stone Ridge 2040 Term Income ETF	January 1, 2025
Stone Ridge 2045 Term Income ETF	January 1, 2025

IN WITNESS WHEREOF, the Trust has executed this Amended and Restated Schedule A to the Distribution Plan Pursuant to Rule 12b-1 as of the day and year set forth above.

STONE RIDGE TRUST, on behalf of each Fund

By:	/s/ Lauren D. Macioce
Name:	Lauren D. Macioce
Title:	Secretary